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                                                  ------------------------------
                                                           OMB APPROVAL
[ ] Check this box if no longer                   ------------------------------
    subject to Section 16. Form 4 or              OMB Number           3235-0287
    Form 5 obligations may continue.              Expires:      January 31, 2005
    See Instruction 1(b).                         Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

Levine,                             Susan
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   (Last)                           (First)             (Middle)

30806 Santana Street
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                                    (Street)

Hayward, California 94544
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Allergy Research Group, Inc. (ALRG)
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3.   IRS Identification Number of Reporting Person, if an entity (voluntary)


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4.   Statement for Month/Day/Year

August 30, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                                   Secretary
                           --------------------------
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                          6.
                                                         4.                              5.               Owner-
                                 2A.                     Securities Acquired (A) or      Amount of        ship
                     2.          Deemed     3.           Disposed of (D)                 Securities       Form:     7.
                     Trans-      Execu-     Transaction  (Instr. 3, 4 and 5)             Beneficially     Direct    Nature of
                     action      tion       Code         ------------------------------- Owned Following  (D) or    Indirect
1.                   Date        Date,      (Instr. 8)                   (A)             Reported         Indirect  Beneficial
Title of Security    (mm/dd/     if any      ------------     Amount     or     Price    Transaction(s)   (I)       Ownership
(Instr. 3)           Year)       (mm/dd/yy)   Code     V                 (D)             (Instr. 3 and 4) (Instr.4) (Instr. 4)
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
Common Stock         08/30/02                 P               15,500     (A)    $0.255   10,037,250 Common  (D)
                                                                                                    Shares
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

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FORM 4 (continued)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                                                            Deriv-    of
            Conver-                            5.                              7.                         ative     Deriv-   11.
            sion                               Number of                       Title and Amount           Secur-    ative    Nature
            or               3A.               Derivative    6.                of Underlying     8.       ities     Secur-   of
            Exer-            Deemed   4.       Securities    Date              Securities        Price    Bene-     ity:     In-
            cise     3.      Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
            Price    Trans-  tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.          of       action  Date,    Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of    Deriv-   Date    if any   (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative  ative    (Month/ (Month/  4 and 5)               Date     Expira-            Number  ity      Month     (I)      ship
Security    Secur-   Day/    Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)   Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:


/s/ Susan Levine                                           September 3, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


Reminder: Report on separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, See Insruction
       4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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